UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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NEXTGEN HEALTHCARE, INC.

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Dear Fellow Stockholders:

I am writing to you on behalf of the Compensation Committee (the “Committee”) of the Board of Directors of NextGen Healthcare, Inc. (“NextGen Healthcare,” or the “Company”), with respect to our upcoming Annual Meeting of Stockholders, to be held on August 17, 2022 at 9:00 a.m. Pacific time at 18101 Von Karman Ave, Suite 200, Irvine, CA 92612 (the “Annual Meeting”).

On July 12, 2022, the Company filed with the SEC and mailed to its stockholders of record as of July 6, 2022 a proxy statement (the “Proxy Statement”) describing the matters to be voted on at the Annual Meeting. This letter should be read in conjunction with the Proxy Statement.

A Vote “For” the Company’s “Say-on-Pay” Proposal and “For” the Election of Committee Members is Warranted

Proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended a vote against the Company’s “say-on-pay” proposal and, correspondingly, in connection with the director proposal, against the members of the Committee (i.e., Craig A. Barbarosh, Julie D. Klapstein and Geraldine McGinty). The stated reason for this recommendation was incomplete disclosure of engagement with shareholders following a say-on-pay vote below 50% last year. In making its recommendations, ISS acknowledges the Company’s stockholder engagement efforts during fiscal year 2022, which included director participation, and the positive changes made to the Company’s executive and director pay programs in response to such outreach, but notes that, because the Company did not disclose specific stockholder feedback, it is unable to ascertain whether the changes to the pay program adequately address stockholder concern. As a result, ISS assumes that the Committee demonstrated only limited responsiveness to stockholder concerns, as excerpted below:

“The Company engaged with shareholders following the low say-on-pay vote result and implemented certain positive changes to the pay program. However, the company did not disclose the specific shareholder feedback, making it difficult to ascertain whether the changes to the pay program adequately address shareholder concerns. As such, the compensation committee demonstrated only limited responsiveness to shareholder concerns.”

In response to ISS’s comments and adverse recommendations on the say-on-pay proposal and the director election proposal with respect to the members of the Committee, we have prepared this supplement to (i) provide additional disclosure concerning the specific stockholder feedback we received in connection with our fiscal year 2022 engagement efforts; and (ii) affirm and clarify that the executive and director pay program changes made by the Committee were in direct response to the feedback we solicited and received from our stockholders. We were pleased that ISS deemed all other components of its pay-for-performance evaluation “low concern” and appreciate the opportunity presented by ISS to further highlight our robust stockholder engagement efforts and responsiveness to stockholder feedback.

Consideration of Say-On-Pay Advisory Vote and Stockholder Outreach

At our annual meeting of stockholders in October 2021, approximately 41.5% of the votes cast were cast in favor of the say-on-pay vote. This was significantly lower than the average support of approximately 97.5% of the votes cast in the previous three years and occurred in the context of a proxy contest launched by our founder and largest stockholder (a greater than 15% holder). The proxy contest generated many additional filings with unsubstantiated communication against the Company and its Board, with subsequent rebuttals. Some of the allegations against included criticism of the Company’s compensation programs that was inaccurate in an effort to influence shareholders. The Company and its Board prevailed by a significant margin in the proxy contest. The lower-than-normal vote outcome was partially the result of this background that was not related directly to compensation.

Throughout fiscal year 2022, as described in our Proxy Statement, we undertook a stockholder outreach campaign with both active and passive institutional investors within the top 50 stockholder base. As of early September 2021, this base held approximately 84% of the Company’s shares outstanding. Passive stockholders accounted for approximately 53% of the top 50 stockholders. We held meetings with stockholders that controlled approximately 32 million shares, or 69% of our target group. In each meeting, Company participation typically included a member of the board, our CEO, CFO and Chief Growth and Strategy officer. A more targeted group of Company representatives then engaged in continued dialogue with certain of our active stockholders. In these meetings, we were grateful to receive valuable feedback on both the strengths of our executive compensation program and areas for improvement.

Stockholder Feedback on Executive and Director Compensation and Actions in Response

A summary of the specific feedback we received from our stockholders, including our largest stockholder, during our fiscal 2022 engagement efforts, and the specific actions we took in response to the feedback, is provided below.

What We Heard	What We Did

CEO Separation Agreement: Stockholders, including our largest stockholder, expressed concerns about the former CEO’s separation agreement. Most of the feedback we received fell into this category.	Severance Only for Involuntary Terminations: We enhanced our disclosure in the Proxy Statement to clarify that the severance paid to our former CEO was consistent with the amount owed for a termination without cause, which the Company believes reflected the circumstances of his termination. We note the non-recurring nature of this event and our commitment to pay severance only in the event of an involuntary termination and not for executives that voluntarily resign or retire.

More Emphasis on Pay for Performance: Stockholders, including our largest stockholder, expressed desire for further alignment of company performance and executive compensation. Specifically, stockholders expressed concerns relating to ineffective grants measured against the Company’s budget, and the movement away from performance-based vesting in favor of straight share grants.

New PSU Design; Majority of Long-Term Incentives Tied to Performance: We adopted a new performance stock unit (“PSU”) design with performance goals tied solely to meaningful stock price appreciation (detailed below) to enhance the alignment between stockholders and our NEOs. The goals were specifically not tied to the Company’s budget, but rather to achieving higher stock prices, in direct recognition of the feedback that pay should be tied to improvement in shareholder value.

We also hired a new CEO to assist with building value and tied his compensation to this goal. The equity awards granted to Mr. Sides in connection with his commencement of employment in September 2022 have value weighted 65% to PSUs and 35% to RSAs (excluding RSAs granted to buy-out unvested equity at his previous employer for which vesting was set to roughly coincide with his forfeited unvested former employer awards). The PSUs are based on achievement of five separate stock price goals, with hurdles set at 25% appreciation increments above $15.50, which was the stock price at the time the award structure was being formulated, i.e.:

PSU Tranche	Stock Price Hurdle
1	$19.38
2	$23.25
3	$27.13
4	$31.00
5	$34.88

The equity award value awarded to Messrs. Arnold, Metcalfe, and Waters under the fiscal year 2022 executive compensation program was weighted 63% to PSUs and 37% to RSAs to ensure a performance-based orientation. The PSUs have the same structure and price goals as the PSUs granted to our CEO, except without the fifth price goal, i.e.:

PSU Tranche	Stock Price Hurdle
1	$19.38
2	$23.25
3	$27.13
4	$31.00

Director Compensation: Stockholders, including our largest stockholder, expressed concerns relating to the Company’s director compensation program. Specifically, stockholders expressed concern with compensation tied to certain leadership roles and the payment of meeting fees. Our largest stockholder also expressed concerns with increases to the director compensation between 2015 and 2021, while stockholder returns underperformed.

Redesigned Director Compensation Program Based on Market Comparison and Independent Review: We tasked our independent compensation consultant, FW Cook, to conduct a review of the Company’s non-employee director compensation program against the peer companies used for executive compensation benchmarking. The purpose was to confirm the degree to which shareholder feedback about non-employee director compensation was accurate. The independent market review showed that the Company was paying more for Committee service than is typical due to both (1) historical payment of committee meeting fees, and (2) a schedule of many committee meetings. The study also noted that other peers did not have a Chair of the Board as well as both a Vice-Chair of the Board and a Chair Emeritus who were all paid compensation. In response, we took the following actions:

•  Eliminated the roles of Board Vice Chair and Chair Emeritus, as well as the additional compensation related to these roles; and

•  Discontinued the payment of committee meeting fees in favor of annual committee member retainers.

The result is a program that reflects the 56th percentile of the peer group, which we consider reasonable and well within a market range.

Dilution Resulting from Director and Executive Equity Compensation: Stockholders, including our largest stockholder, expressed concerns relating to share dilution due to executive and director equity-based compensation.	Instituted Share Repurchase Program: In October 2021, the Board authorized a share repurchase program under which we may repurchase up to $60 million of our outstanding shares of common stock through March 2023. As of June 30, 2022, we have repurchased 2,317,886 shares and $21.6 million remained available for share repurchases pursuant to the Company’s share repurchase program.

We have received support and positive feedback from our stockholders of the Committee’s actions, responsiveness, and intentions. We believe that our robust dialogue on these and other topics demonstrates our commitment to strong corporate governance and market-based compensation structures. We will continue to regularly engage with our stockholders on compensation matters and will continue to address issues and suggestions received through these stockholder efforts. As our stockholders’ views and market practices on executive compensation evolve, the Committee will continue to evaluate and, when appropriate, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.

***

We thank you for your thoughtful consideration of the Committee’s request that you vote FOR the election of all our directors and FOR our advisory vote on executive compensation.

NextGen Healthcare would welcome the opportunity to speak with you about these matters and any other governance issues that may be of importance to you. Please reach out to Matthew Scalo, our Vice President of Investor Relations, at mscalo@nextgen.com, or Jamie Arnold, our Chief Financial Officer, at jarnold@nextgen.com, with any questions or to set up a call.

Sincerely,

Craig A. Barbarosh

Chairman, Compensation Committee

Independent Director